Exhibit 10.12

Southcross Energy Partners GP, LLC

Non-Employee Director Compensation Arrangement

Directors of Southcross Energy Partners GP, LLC who are not officers, employees or paid consultants are entitled to be paid the following (pro-rated for time served):

1.                                      An annual retainer of $50,000, to be paid quarterly in arrears;

2.                                      An annual retainer of $10,000 for the Chairperson of the Audit Committee, to be paid quarterly in arrears;

3.                                      An annual retainer of $5,000 for the Chairperson of the Compensation Committee of the Board, to be paid quarterly in arrears;

4.                                      An annual retainer of $2,500 for the Chairperson of the Conflicts Committee of the Board, to be paid quarterly in arrears;

5.                                      $1,500 for each Board meeting attended (whether in person or telephonically);

6.                                      $1,200 for each Committee (Audit, Compensation or Conflicts) meeting attended (whether attended in person or telephonically);

7.                                      A per diem amount for assistance with special projects, in an amount commensurate with the amount payable for attendance at Board or Committee meetings; and

8.                                      An annual equity grant of common units of Southcross Energy Partners, L.P. (the “Partnership”) pursuant to the Partnership’s 2012 Long-Term Incentive Plan equivalent to $75,000 divided by the average of the closing daily sales price of the Partnership’s common units for the ten trading days immediately prior to April 1 of each year.